Exhibit 99

Dillard’s, Inc. Reports January Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 5, 2009--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended January 31, 2009 were $376,611,000 compared to sales for the four weeks ended February 2, 2008 of $435,253,000. Total sales decreased 13%. Sales in comparable stores decreased 12% for the four-week period.

Sales for the 13 weeks ended January 31, 2009 were $1,977,730,000 compared to sales for the 13 weeks ended February 2, 2008 of $2,161,839,000. Total sales decreased 9%. Sales in comparable stores decreased 8% for the 13-week period.

Sales for the 52 weeks ended January 31, 2009 were $6,739,942,000 compared to sales for the 52 weeks ended February 2, 2008 of $7,204,914,000. Total sales decreased 6%. Sales in comparable stores decreased 7% for the 52-week period.

During the four weeks ended January 31, 2009, sales were slightly above the average company trend in the Eastern region, consistent with trend in the Western region and slightly below trend in the Central region.

During the four weeks ended January 31, 2009, the sales performance in shoes and in men’s apparel and accessories was significantly better than the average company trend. The sales performance in ladies apparel and accessories and juniors’ and children’s apparel was significantly below trend.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations